UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Olympic Steel, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Olympic Steel, Inc., 22901 Millcreek Boulevard, Suite 650, Highland Hills, Ohio 44122 (216) 292-3800

To Our Shareholders:

You are invited to attend the 2019 Annual Meeting of Shareholders of Olympic Steel, Inc. to be held at the Marriott Hotel, 1200 Burr Ridge Parkway, Burr Ridge, Illinois 60527 on May 2, 2019 at 9:00 a.m. CST. We are pleased to enclose the notice of the 2019 Annual Meeting of Shareholders, together with a Proxy Statement, a Proxy and an envelope for returning the Proxy.

You are asked to: (1) approve the election of Directors nominated by the Board of Directors; (2) ratify the selection of Olympic Steel, Inc.’s independent auditors for the year ending December 31, 2019; and (3) approve, on an advisory basis, our named executive officer compensation. Your Board of Directors unanimously recommends that you vote “FOR” all of the Director nominees nominated by the Board and “FOR” all other proposals. Please carefully review the Proxy Statement and then complete and sign your Proxy and return it promptly. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

Your time and attention to this letter and the accompanying Proxy Statement and Proxy is appreciated.

Sincerely,

/s/ Michael D. Siegal

Michael D. Siegal

Executive Chairman

March 25, 2019

Olympic Steel, Inc., 22901 Millcreek Boulevard, Suite 650, Highland Hills, Ohio 44122 (216) 292-3800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 2, 2019

Notice is hereby given that the 2019 Annual Meeting of Shareholders of Olympic Steel, Inc., an Ohio corporation, which is referred to as the Company, will be held on May 2, 2019, at the Marriott Hotel, 1200 Burr Ridge Parkway, Burr Ridge, Illinois 60527 at 9:00 a.m. CST. for the following purposes:

1. To elect the following Directors to the class whose two-year term will expire in 2021: Michael D. Siegal, Arthur F. Anton, Michael G. Rippey and Richard T. Marabito;

2. To ratify the selection of Grant Thornton LLP as the Company’s independent auditors for the year ending December 31, 2019;

3. To approve, on an advisory basis, our named executive officer compensation; and

4. To transact any other business properly brought before the 2019 Annual Meeting of Shareholders or any adjournment or postponement of the 2019 Annual Meeting of Shareholders.

Only shareholders of record of the Company’s common stock on the books of the Company at the close of business on March 8, 2019 will be entitled to vote at the 2019 Annual Meeting or any adjournment or postponement of the 2019 Annual Meeting.

Your vote is important. All shareholders are invited to attend the 2019 Annual Meeting in person. However, to ensure your representation at the 2019 Annual Meeting, please mark, date and sign the enclosed proxy, and return it promptly in the enclosed envelope. Any shareholder attending the 2019 Annual Meeting may vote in person even if the shareholder returned a proxy.

By Order of the Board of Directors

 /s/ Christopher M. Kelly

Christopher M. Kelly

Secretary

Cleveland, Ohio

March 25, 2019

The enclosed proxy is being solicited on behalf of the Board of Directors of the Company and can be returned in the enclosed envelope, which requires no postage if mailed in the United States.

2019 ANNUAL MEETING

May 2, 2019

THE PROXY AND SOLICITATION

This Proxy Statement is being mailed on or about March 25, 2019 to the shareholders of Olympic Steel, Inc., which is referred to as the “Company”, “we,” “our” or “us,” in connection with the solicitation by the Company’s Board of Directors, which is referred to as the Board, of the enclosed form of proxy for the 2019 Annual Meeting of Shareholders, which is referred to as the Annual Meeting, to be held on May 2, 2019, at the Marriott Hotel, 1200 Burr Ridge Parkway, Burr Ridge, Illinois 60527 at 9:00 a.m. CST. Pursuant to the Title XVII, Chapter 1701 of the Ohio Revised Code, any shareholder signing and returning the enclosed proxy has the power to revoke it by giving notice of such revocation to the Company in writing or at the Annual Meeting before any vote with respect to the matters set forth therein is taken. The representation in person or by proxy of at least a majority of the outstanding shares of the common stock of the Company, which we refer to as the Common Stock, entitled to vote is necessary to provide a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining whether a quorum has been achieved.

The Company will bear the expense of preparing, printing and mailing this Proxy Statement. Although the Company has not retained a proxy solicitor to aid in the solicitation of proxies, it may do so in the future if the need arises, and does not believe that the cost of any such proxy solicitor will be material. In addition to solicitation of proxies by mail, certain Directors, officers and other employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail or by personal contacts. The Company will request brokers, banks and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners and will, upon request, reimburse them for their out-of-pocket expenses.

PURPOSES OF ANNUAL MEETING

The Annual Meeting has been called for the purposes of: (1) electing the following Directors to the class whose two-year term will expire in 2021: Michael D. Siegal, Arthur F. Anton, Michael G. Rippey and Richard T. Marabito; (2) ratifying the selection of Grant Thornton LLP, which is referred to as Grant Thornton, as the Company’s independent auditors for the year ending December 31, 2019; (3) approving, on an advisory basis, our named executive officer compensation; and (4) transacting such other business as may properly come before the Annual Meeting and any adjournments thereof.

The persons named in the enclosed proxy have been selected by the Board and will vote Common Stock represented by valid proxies. Unless otherwise indicated in the enclosed proxy, they intend to vote “FOR” the election of the Director nominees named herein, “FOR” the ratification of the selection of Grant Thornton as the Company’s independent auditors for the year ending December 31, 2019 and “FOR” the approval, on an advisory basis, of our named executive officer compensation.

VOTING SECURITIES

The Board has established the close of business on March 8, 2019 as the record date for determining shareholders entitled to notice of the Annual Meeting and to vote. On that date, 11,008,399 shares of Common Stock were outstanding and entitled to one vote per share on all matters properly brought before the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board is divided into two classes, whose members serve for a staggered, two-year term. The term of one class, which currently consists of five Directors, expires in 2020; the term of the other class, which currently consists of four Director nominees, expires at the 2019 Annual Meeting.

The Board has nominated Michael D. Siegal, Arthur F. Anton, Michael G. Rippey and Richard T. Marabito, to be elected as Directors for a two-year term. The two-year term will end upon the election of Directors at the 2021 Annual Meeting of Shareholders. Dr. Donald R. McNeeley, whose term expires at the 2019 Annual Meeting, has not been nominated for re-election.

At the Annual Meeting, the shares of Common Stock represented by valid proxies, unless otherwise specified, will be voted to elect the Director nominees. Each individual nominated for election as a Director of the Company has agreed to serve if elected. However, if any nominee becomes unable or unwilling to serve if elected, the proxies will be voted for the election of such other person as may be recommended by the Board. The Board has no reason to believe that the persons listed as nominees will be unable or unwilling to serve.

Directors will be elected by a plurality of the votes cast at the Annual Meeting. Accordingly, abstentions and broker non-votes will have no effect in determining the outcome of the vote on the election of Directors. Certain information regarding each of the Company’s current Directors and Director nominees, including his or her principal occupation and directorships during the past five years, is set forth below.

DIRECTOR NOMINEES

Michael D. Siegal, age 66, joined the Board in 1984. He became the Executive Chairman of the Board in January 2019 after serving as Chief Executive Officer of the Company from 1984 until December 2018 and in the role of Chairman of the Board in 1994. Since 2014, Mr. Siegal has served on the board of directors of Cleveland-Cliffs Inc., an iron ore mining company, and since 2018, he has served on the board of directors of Twin City Fan. He also serves on the board of directors of the Development Corporation of Israel and the Jewish Agency for Israel, where he is currently the Board Chair. Mr. Siegal has previously served on the board of directors of the Metals Service Center Institute, or MSCI, a metals trade association, University Hospitals of Cleveland and the Rock and Roll Hall of Fame and Museum. He also previously served as the Board Chair of the Jewish Federation of North America and the Jewish Federation of Cleveland. With over 30 years of executive experience at the Company, Mr. Siegal possesses proven managerial skills and firsthand knowledge of nearly every aspect of the Company’s business operations. As a member of the founding family of the Company, Mr. Siegal also brings to the Board knowledge and understanding of the evolution of a family business into a successful public company. Mr. Siegal is also a substantial long-term shareholder of the Company.

Arthur F. Anton, age 61, joined the Board in 2009. Since 2017, Mr. Anton has served as Chairman of the Board and Chief Executive Officer of the Swagelok Company, a fluid systems technologies company. Since 1998, Mr. Anton has served in the following positions at the Swagelok Company: President and Chief Executive Officer, from 2004 to 2017, President and Chief Operating Officer, from 2001 to 2004; Executive Vice President, from 2000 to 2001; and Chief Financial Officer, from 1998 to 2000. He is a former Partner of Ernst & Young LLP, a professional services organization. Since 2006, Mr. Anton has served on the board of directors of The Sherwin-Williams Company, a paint coatings manufacturer. He also serves on the board of directors of University Hospitals of Cleveland. As the head of a large private corporation, Mr. Anton provides valuable insight into the successful operation of a business, which serves him well as the lead director of the Board, and as a member of the Audit and Compliance Committee and the Compensation Committee. As a former partner at Ernst & Young LLP, and the Chair of the audit committee of The Sherwin-Williams Company, Mr. Anton possesses a detailed understanding of accounting principles and practice.

Michael G. Rippey, age 61, joined the Board in 2015. Since December 2017, he has served as President and Chief Executive Officer of SunCoke Energy, Inc. (SXC) and as Chairman, President and Chief Executive Officer of SunCoke Energy Partners, L.P. (SXCP). Mr. Rippey also serves as a Director of both SXC and SXCP, producers of high-quality coke used in steel production and coal handling services. From 2015 to 2017, he served as Senior Advisor to Nippon Steel USA, a steel-making company. Mr. Rippey served as Chairman of ArcelorMittal USA, a steel and mining company, from 2014 to 2015. Mr. Rippey served as President and Chief Executive Officer of ArcelorMittal USA from 2006 to 2014. From 1984 to 2006, he held various positions at Inland Steel and Ispat Inland, predecessor companies to ArcelorMittal USA. He has previously served on the board of directors of the following organizations: Chicagoland Chamber of Commerce, Children’s Home + Aid, the American Iron & Steel Institute, where he had also served as past Chairman of the Board, and the National Association of Manufacturers. He is an Alumni Fellow at Indiana University, Kelley School of Business. Mr. Rippey brings to the Board a wealth of knowledge of the metals industry. Mr. Rippey serves as chair of the Audit and Compliance Committee and on the Nominating and Governance Committee.

Richard T. Marabito, age 55, has served as our Chief Executive Officer since January 2019. From March 2000 through December 2018, he served as our Chief Financial Officer. He joined the Company in 1994 as Corporate Controller and served in this capacity until March 2000. He also served as Treasurer from 1994 through 2002 and again from 2010 through 2012. Prior to joining the Company, Mr. Marabito served as Corporate Controller for a publicly traded wholesale distribution company and was employed by a national accounting firm in its audit department. Mr. Marabito is a Vice Chair and Executive Committee member of the MSCI and is a past Chair of it Foundation for Education and Research. He served as a Governance board member of the Make-A-Wish Foundation of Ohio, Kentucky and Indiana and was past Chair of its Northeast Ohio regional board. Mr. Marabito also served as a board member and Audit Committee Chairman for Hawk Corporation and on the board of trustees for Hawken School in Cleveland, Ohio, where he also served as the Treasurer. Mr. Marabito’s years of experience and leadership at Olympic Steel, his extensive knowledge of the steel industry and business acumen, qualify him to serve as a Director of the Company.

DIRECTORS WITH TERMS THAT EXPIRE IN 2020

David A. Wolfort, age 66, joined the Board in 1987. He became Chief Operating Officer of the Company in 1995, continuing in that role until 2016, and assumed the role of President in 2001, a role he continues today. Mr. Wolfort serves as a member of the United States Industry Trade Advisory Committee on Steel. He previously served on the board of directors of the MSCI, and was a past Chairman of both the MSCI Political Action Committee and the MSCI Government Affairs Committee. He previously served as Trustee and Chair of Ohio University Board of Trustees and is a current Trustee of the Musical Arts Association (Cleveland Orchestra), where he serves as Vice Chairman of the Human Resources Committee and is a member of the Finance Committee. With his years of experience at the Company, Mr. Wolfort brings to the Board a wealth of knowledge concerning the Company’s business operations and the competitive landscape of the metals industry.

Ralph M. Della Ratta, age 65, joined the Board in 2004. From 2004 to 2017, he has served as the Founder and Managing Director of Western Reserve Partners LLC, an investment banking firm. In 2017, Western Reserve Partners LLC was sold to Citizens Bank of Rhode Island, where Mr. Della Ratta continues to serve as Managing Director. Prior to 2004, Mr. Della Ratta was the Senior Managing Director and Manager of the Investment Banking Division of McDonald Investments, Inc., an investment banking firm, and through a 1998 merger with KeyCorp, he served in the same capacity. Mr. Della Ratta previously served on the boards of Western Reserve Partners LLC, TCP International Holdings Ltd., and McCormack Advisors International, a wealth management firm, Hyland Software, an enterprise software company, and NDI, Inc., a medical investment company. Having served for most of his professional career in the investment banking industry, Mr. Della Ratta provide valuable business and financial knowledge as the former Lead Director and a member of the Board, the Audit and Compliance Committee and the Compensation Committee.

Dirk A. Kempthorne, age 67, joined the Board in 2010. He served as the Mayor of Boise, Idaho from 1986 to 1993, a United States Senator from Idaho from 1993 to 1999 and Governor of Idaho from 1999 to 2006. He also served as the 49th Secretary of the U.S. Department of the Interior from 2006 to 2009. Mr. Kempthorne has served as the President of The Kempthorne Group, a consulting firm, since 2009 and served as the President and Chief Executive Officer of the American Council of Life Insurers, an insurance industry trade association, from 2010 to 2018. Since 2009, Mr. Kempthorne has also served on the board of directors of FMC Corporation, a global chemical company, and Robert Half International. With his commitment to public service and his recognized national leadership, Mr. Kempthorne provides important contributions and insights as a member of the Board and as Chairman of the Nominating and Governance Committee as we execute our strategic growth initiatives.

Howard L. Goldstein, age 66, joined the Board in 2004. He has been a partner with Appelrouth, Farah & Co., a full service accounting and international business advisory firm, since 2012. Prior to 2012, Mr. Goldstein was the Managing Director of Mallah Furman, a certified public accounting firm, and had been a Senior Partner for over 25 years. Mr. Goldstein is a member of the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants, the Florida Board of Accounting, the New Jersey Board of Certified Public Accountants and the New Jersey Institute of Certified Public Accountants. Mr. Goldstein also serves as Chairman of the U.S. Board of Directors of Israel Bonds. As a certified public accountant, Mr. Goldstein’s broad knowledge and deep understanding of accounting principles and financial reporting rules and regulations make him a valuable asset as a member of the Board and the Audit and Compliance Committee, the Nominating and Governance Committee and the Chairman of the Compensation Committee.

Idalene F. Kesner, age 61, joined the Board in 2018. Dr. Kesner has served as Dean for Indiana University’s Kelley School of Business since 2013.  Dr. Kesner joined the Kelley School faculty in 1995, where she also serves as the Frank P. Popoff Chair of Strategic Management.  Dr. Kesner serves on the Boards of Berry Global Group, Inc., a manufacturer of plastic packaging products and protection materials and America Family insurance company.  She serves on the Board of Advisors of Lincoln Industries, a manufacturer that provides metal finishing, coatings, insulation, and tube fabrication for the motorcycle and truck industries, among others. She previously served on the Board of Directors of Sun Life Financial, a life insurance and wealth management company.  Dr. Kesner also serves on several non-profit Boards and Councils, including the Association to Advance Collegiate Schools of Business and Kelley Executive Education Foundation, Inc. Dr. Kesner’s leadership and business acumen, as well as her years of service on various corporate boards, make her a valuable asset as a member of the Board, the Nominating and Governance Committee and Compensation Committee.

 The Board recommends a vote “FOR” Michael D. Siegal, Arthur F. Anton, Michael G. Rippey and Richard T. Marabito for election to the class of directors whose two-year term will expire in 2021.

CORPORATE GOVERNANCE

BOARD MEETINGS AND COMMITTEES

The Board held six regularly scheduled meetings in 2018. The Board has a standing Audit and Compliance Committee, Compensation Committee and Nominating and Governance Committee. The Audit and Compliance Committee, Compensation Committee and Nominating and Governance Committee held five, one and one meetings, respectively, in 2018. The committees receive their authority and assignments from, and report to, the Board.

All of the current Directors attended all applicable Board and committee meetings held during 2018. In addition to holding regular Board and committee meetings, the Board members and committee members also reviewed and considered matters and documents and communicated with each other apart from the meetings. Additionally, all non-management members of the Board meet separately without members of management present at every regularly scheduled Board meeting.

The Board determines the independence of each Director and each Director nominee in accordance with the independence standards set forth in the listing requirements of the Nasdaq Stock Market, which we refer to as Nasdaq. The Board has determined that Messrs. Della Ratta, Kempthorne, Anton, Goldstein and Rippey and Dr. Kesner are independent Directors, as defined in the Nasdaq listing requirements.

Audit and Compliance Committee.    The Audit and Compliance Committee is chaired by Mr. Rippey and also consists of Messrs. Anton, Della Ratta and Goldstein. The Audit and Compliance Committee is responsible for monitoring and overseeing our internal controls and financial reporting processes, as well as the independent audit of our consolidated financial statements by our independent auditors. Each committee member is an “independent director” as defined in the Nasdaq listing requirements and applicable rules of the Securities and Exchange Commission, which we refer to as the SEC. Each of Messrs. Anton, Rippey and Goldstein has been designated by the Board as meeting the definition of “audit committee financial expert” under SEC rules and each satisfies the Nasdaq’s professional experience requirements. The Audit and Compliance Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Additional information on the committee and its activities is set forth in the “Audit Committee Report” below.

Compensation Committee.    The Compensation Committee is chaired by Mr. Goldstein and also consists of Messrs. Della Ratta and Anton and Dr. Kesner. Each committee member is an “independent director” as defined in the Nasdaq listing requirements. The primary purposes of the Compensation Committee are to assist the Board in meeting its responsibilities with regard to oversight and determination of executive compensation and to administer our equity-based or equity-linked compensation plans, bonus plans, supplemental executive retirement plan and deferred compensation plans after consultation with management. The Compensation Committee reviews and recommends to the Board for approval the base salary, annual bonus, long-term incentive compensation and other compensation, perquisites and special or supplemental benefits for our Chief Executive Officer and other executive officers. The Compensation Committee also makes recommendations concerning our employee benefit policies and has authority to administer our equity compensation plans. The Compensation Committee has the authority to hire compensation consultants and legal, accounting, financial and other advisors, as it deems necessary to carry out its duties. Management assists the Compensation Committee in its administration of the executive compensation program by recommending individual and Company goals and by providing data regarding performance. From time to time, our Compensation Committee engages Pay Governance, a global professional services firm that provides human resources consulting services, as an outside independent compensation consultant to advise the Compensation Committee on our compensation program. The Compensation Committee reviewed the independence of Pay Governance and considered and assessed all relevant factors including the six factors set forth in Rule 10c-1(b)(4)(i)-(vi) under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, that could give rise to a potential conflict of interest with respect to Pay Governance. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Pay Governance. For additional information, see below under “Executive Compensation—Compensation Discussion and Analysis—Role of Compensation Consultant.” The Compensation Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Additional information on the committee and its activities is set forth in the “Compensation Discussion and Analysis” and “Compensation Committee Report” below.

Nominating and Governance Committee.    The Nominating and Governance Committee is chaired by Mr. Kempthorne and also consists of Messrs. Goldstein and Rippey and Dr. Kesner. This committee functions to advise and make recommendations to the Board concerning the selection of candidates as nominees for Directors, including those individuals recommended by shareholders. The Nominating and Governance Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Each committee member is an “independent director” as defined in the Nasdaq listing requirements.

CORPORATE GOVERNANCE

Shareholder Communications.    Shareholders may send written communications to the Board or any one or more of the individual Directors by mail to Olympic Steel, Inc., 22901 Millcreek Boulevard, Suite 650, Highland Hills, Ohio 44122. Any shareholder who wishes to send a written communication to any member of the Board may do so in care of our Secretary, who will forward any communications directly to the Board or the individual Director(s) specified in the communication.

Director Nominations Process.    The Board’s process for identifying and evaluating nominees for Director consists principally of evaluating candidates who are recommended by the Nominating and Governance Committee. The Nominating and Governance Committee also may, on a periodic basis, solicit ideas for possible candidates from a number of sources, including current members of the Board, senior level executives, individuals personally known to members of the Board and employment of one or more search firms.

Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess. In evaluating the suitability of the candidates, the Nominating and Governance Committee takes into consideration such factors as it deems appropriate. These factors may include, among other things, issues of character, judgment, independence, expertise, diversity of experience, length of service and other commitments. The Nominating and Governance Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the Board as a whole and of committees of the Board.

The Nominating and Governance Committee will consider Director candidates recommended by shareholders if properly submitted. Shareholders wishing to suggest persons for consideration as nominees for election to the Board at the 2020 Annual Meeting may do so by providing written notice to us in care of our Secretary no later than December 26, 2019. Such recommendation must include the information required of Director nominees by our Amended and Restated Code of Regulations. Assuming that a properly submitted shareholder recommendation for a potential nominee is received and appropriate biographical and background information is provided, the Nominating and Governance Committee and the Board will follow the same process and apply the same criteria as they do for candidates submitted by other sources.

Board Leadership and Risk Oversight.    Michael D. Siegal served as both the Company’s Chairman of the Board and the Company’s Chief Executive Officer during 2018. Effective January 1, 2019, Mr. Siegal serves as the Executive Chairman of the Board of Directors and Richard T. Marabito serves as the Company’s Chief Executive Officer.

In 2014, the Company created a Lead Director position, which is currently held by Mr. Anton. The duties of the Lead Director include, but are not limited to, the following:

●	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

●	serving as a liaison between the Chairman and the independent Directors;

●	approving information sent to the Board;

●	approving meeting agendas for the Board;

●	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

●	authority to call meetings of the independent Directors; and

●	if requested by major shareholders, ensuring that he is available for consultation and direct communication.

The Board generally oversees the Company’s risk management directly and through the Audit and Compliance Committee. The Board regularly reviews issues that present particular risks to the Company, including those involving competition, customer demands, economic conditions, planning, strategy, finance, facilities and operations. Additionally, the Audit and Compliance Committee also reviews risks relating to the Company’s financial statements and financing arrangements. The Board believes that this approach provides appropriate checks and balances against undue risk taking and that the Board’s leadership structure supports its risk oversight function.

Annual Meeting Attendance.    The Board does not have a formal policy with regard to Directors’ attendance at the Annual Meeting. Last year, Messrs. Anton and Kempthorne and Dr. Kesner were present in person at the Annual Meeting.

Shareholder Approval. Our Amended and Restated Articles of Incorporation and our Amended and Restated Code of Regulations may be amended by the affirmative vote of the holders of a majority of our outstanding shares of Common Stock. Any merger involving us or the sale of all or substantially all of our assets would require the affirmative vote of the holders of a majority of our outstanding shares of Common Stock.

CODE OF ETHICS

We have adopted a Business Ethics Policy. The full text of the Business Ethics Policy is available through the “Investor Relations” section of our website under the “Corporate Governance” option at www.olysteel.com. The Business Ethics Policy applies not only to our principal executive officer and principal financial and accounting officer and controller, but also to all of our employees. We intend to disclose any amendments to the Business Ethics Policy, and all waivers of the Business Ethics Policy relating to our principal executive officer, principal financial and accounting officer and controller by posting such information on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 8, 2019 (unless otherwise indicated) by each person or entity known to us to beneficially own 5% or more of our outstanding Common Stock based upon information furnished to us or derived by us from publicly available records.

Names of Beneficial Owners	Number of Shares Beneficially Owned(1)	Percentage of Ownership
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	1,572,866	14.30%
Michael D. Siegal(3) 22901 Millcreek Blvd., Suite 650 Highland Hills, OH 44122	1,279,572	11.52%
Dimensional Fund Advisors LP(4) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	922,768	8.38%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	739,480	6.71%

(1)

Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or restricted stock options held by that person that are currently exercisable or will become exercisable within 60 days after March 8, 2019 are considered outstanding, while these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

(2)

Based on Schedule 13G/A filed with the SEC on January 31, 2019 describing ownership as of December 31, 2018, which Schedule specifies that BlackRock, Inc. has sole voting power with respect to 1,523,200 of these shares and sole investment power with respect to all of these shares.

(3)	Includes 96,845 shares issuable pursuant to restricted stock units that will be converted into shares when the individual retires from the Company.

(4)

Based on Schedule 13G/A filed with the SEC on February 8, 2019 describing ownership as of December 31, 2018, which Schedule specifies that Dimensional Fund Advisors LP has sole voting power with respect to 891,692 of these shares and sole investment power with respect to all of these shares.

(5)

Based on Schedule 13G/A filed with the SEC on February 11, 2019 describing ownership as of December 31, 2018, which Schedule specifies that The Vanguard Group has sole voting power with respect to 8,316 of these shares and sole investment power with respect to all of these shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 8, 2019 by each of our Directors, each of the Executive Officers named in the summary compensation table included herein, whom we refer to as the named executive officers, and all the Directors and Executive Officers as a group.

Names of Beneficial Owners	Number of Shares Beneficially Owned(1)	Number of Additional Shares Subject to Certain Vested Restricted Stock Units(2)	Percentage of Ownership(2)
Michael D. Siegal(4)	1,279,572	-	11.52%
David A. Wolfort(15)	444,695	58,633	4.03%
Donald R. McNeeley(3)(5)	144,538	44,031	1.31%
Richard T. Marabito(6)	36,384	113,106	*
Richard A. Manson(7)	14,272	35,014	*
Andrew S. Greiff	9,021	45,444	*
Howard L. Goldstein(8)(9)	31,873	−	*
Ralph M. Della Ratta(8)(10)	42,668	−	*
Arthur F. Anton(11)	58,251	−	*
Dirk A. Kempthorne(12)	23,673	−	*
Michael G. Rippey(13)	23,891	−	*
Iadalene F. Kesner	−	−	*
All Directors, Director Nominees and Executive Officers as a group (11 persons)(14)	2,108,838	296,228	18.74%

*	Less than 1%

(1)

Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or restricted stock units held by that person that are currently exercisable or will become exercisable within 60 days after March 8, 2019 are considered outstanding, while these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

(2)

Represents shares not yet beneficially owned that are issuable pursuant to vested restricted stock units (a) that will not be converted until a qualified retirement, which cannot occur within 60 days, or (b) under our Supplemental Executive Retirement Plan that will not be converted until six months after a qualified retirement. These shares have not been included for purposes of calculating each person’s percentage of beneficial ownership.

(3)	Includes 1,031 shares issuable pursuant to restricted stock units that will be converted into shares when the individual retires from the Company.

(4)	Includes 96,845 shares issuable pursuant to restricted stock units that will be converted into shares when the individual retires from the Company.

(5)	Includes 4,000 shares held in trust for the benefit of Dr. McNeeley.

(6)	Includes 2,450 shares held in an individual retirement account for Mr. Marabito.

(7)	Includes 2,075 shares held in individual retirement accounts for Mr. Manson and his spouse.

(8)	Includes 29,873 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member.

(9)	Includes 2,000 shares held in a trust.

(10)	Includes 600 shares held in a trust for the benefit of Mr. Della Ratta’s children.

(11)	Includes 24,473 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member.

(12)	Includes 22,673 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member.

(13)	Includes 10,091 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member.

(14)

Includes 116,983 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member and 130,051 shares issuable pursuant to restricted stock units that will be converted into shares when the individual retires from Olympic Steel.

(15)	Includes 32,175 shares issuable pursuant to restricted stock units that will be converted into shares when the individual retires from the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and Directors, and persons who own greater than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership to the SEC. Officers, directors and more than 10% shareholders are required by the SEC to furnish to the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during 2018, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by the Company’s officers and Directors were timely made other than a Form 3 for Idalene Kesner in connection with her election to the board of directors in May 2018 due to administrative error.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We are a leading U.S. metals service center with over 60 years of experience. Our primary focus is on the direct sale and distribution of large volumes of processed carbon, coated, aluminum and stainless flat-rolled sheet, coil and plate products. Commencing with the July 1, 2011 acquisition of CTI, we also distribute metal tubing, pipe, bar, valves and fittings and we fabricate pressure parts supplied to various industrial markets. We operate as an intermediary between metal producers and manufacturers that require processed metal for their operations. As further discussed in this section, our compensation and benefit programs are designed to reward our employees when they help us achieve business objectives.

Our compensation philosophy remains pay-for-performance based. Our cash incentive plan emphasizes Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in the calculation of incentives for our most senior executive officers.

At our 2018 Annual Meeting, we received approximately 98% approval for our advisory “Say-on-Pay” proposal to approve the compensation of our named executive officers. The Compensation Committee considered the 2018 voting results at its meetings and remains dedicated to continuous improvement to the existing executive pay programs. As a result of its considerations, the Compensation Committee implemented the executive pay practices described below.

The following discussion and analysis of our 2018 executive compensation program, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow this section.

Compensation Philosophy and Objectives

The goals of our compensation program for our Chairman and Chief Executive Officer and the other executive officers named in the 2018 Summary Compensation Table, whom we refer to as our named executive officers, are to support our long-term business strategy and link our executives’ interests with those of our shareholders. We designed the compensation program to, among other things, provide incentives for executives to help us achieve business objectives and give the Compensation Committee the flexibility necessary to reward executives for achieving those objectives. The Compensation Committee’s strategy for achieving these goals is to:

●

provide each named executive officer with total compensation that is competitive compared to compensation for similarly situated executives in public and privately-held metal and metal-related companies, and similar-sized non-metal companies, in order to attract, motivate and retain highly qualified executives; and

●

reward performance under a cash incentive plan that provides the potential for a substantial reward through the payment of a significant incentive that increases as our EBITDA increases, but provides reduced incentive payments during periods when EBITDA decreases. The cash incentive has been designed to take into account that the Company cannot grant equity awards at a rate comparable to its peer group.

Role of Compensation Committee and Management

Our Compensation Committee is responsible for setting and administering the policies and plans that govern the base salaries, incentives and other compensation elements for our named executive officers.

Management has a minor role in helping the Compensation Committee administer the executive compensation program by recommending individual and Company performance goals, including offering suggestions for key metrics for use in our incentive program, and by providing data regarding actual performance. Otherwise, management is not involved in establishing executive compensation.

Role of Compensation Consultant

Pay Governance’s role in the executive compensation program is to compare the base salaries, annual cash incentive awards and long-term compensation of our named executive officers to the compensation paid to executives in similar positions both within and outside the metal service center industry in order to provide market “benchmarks” for the Compensation Committee to assess in evaluating and determining the compensation of our named executive officers. We don’t target a specific percentile within the peer group but instead the Compensation Committee uses the peer group data as a reference point and one factor in making its compensation decisions. In late 2017, Pay Governance compiled this compensation data for the group of metal and metal-related companies shown below which we utilize as our peer group for benchmarking beginning in 2018. The analysis was updated in late 2018 to review the base salaries for Messrs. Marabito and Manson, based upon their promotions to CEO and CFO, respectively, on January 1, 2019.

Ryerson Holding Company	Worthington Industries	Cleveland-Cliffs Inc.
Mueller Industries	Carpenter Technology Corp.	NCI Building Systems
Schnitzer Steel Industries	Global Brass & Copper Holdings	Century Aluminum Co.
Kaiser Aluminum Corp.	Real Industry, Inc.	SunCoke Energy, Inc.
TimkenSteel Corp.	Gibraltar Industries	Quanex Building Products
A.M. Castle & Co.	L.B. Foster Co.	Haynes International
Insteel Industries

Compensation Allocation

Our executive compensation program consists of three primary components: base salary, annual cash incentive payouts and long-term compensation in the form of equity-based awards. We also provide our executives with the opportunity to participate in a 401(k) retirement and profit-sharing plan and a non-qualified defined contribution plan. Certain health, disability and life insurance and other customary fringe benefits also are available to our named executive officers, who participate in these fringe benefits on substantially the same basis as our other employees. Except for Dr. McNeeley, each named executive officer also has entered into an agreement with us that provides for certain benefits upon certain terminations in connection with a change in control, as described below under “Potential Payments upon Termination or Change in Control.”

In determining the relative allocation of these elements of compensation, the Compensation Committee seeks to provide an amount of long-term compensation, both in the form of equity and cash incentives, that is sufficient to align the interests of our executives with those of our shareholders, while also providing adequate short-term compensation, primarily in the form of cash, to attract and retain talented executives. The Compensation Committee takes into account various qualitative and quantitative indicators of Company and individual performance in determining the level and composition of compensation for our Chairman and Chief Executive Officer and the other named executive officers. While the Compensation Committee considers our financial and operating performance, the Compensation Committee generally does not apply any specific quantitative formula in making base salary decisions, except with respect to the cash incentive award opportunities, as described below. The Compensation Committee also appreciates the importance of achievements that may be difficult to quantify — such as individual performance — and, accordingly, recognizes qualitative factors that include successful supervision of major corporate projects and demonstrated leadership ability.

The Compensation Committee believes that the elements of the executive compensation program discussed below advance our business objectives and the interests of our shareholders by attracting and retaining the executive leadership necessary for growth and motivating our executives to increase shareholder value.

Elements of Compensation

Base Salaries.    The annual base salaries of our named executive officers are based upon an evaluation of their significant contributions against established objectives as individuals and as a team, as determined by the Compensation Committee. The base salaries of our named executive officers are subject to minimum amounts established in accordance with their respective employment agreements, which are described below in “Potential Payments upon Termination or Change in Control.” As noted above, when establishing base salaries for our named executive officers, the Compensation Committee considers the cash compensation offered by companies in other metal and metal-related companies, including the peer group found in “Role of Compensation Consultant” above, and obtains the recommendations of Pay Governance and management in order to determine the range of the base salaries. In the past, the Compensation Committee also considered recommendations from Mr. Siegal in determining salary levels for our other named executive officers. Effective January 1, 2019, the Compensation Committee will consider recommendations from Mr. Marabito, our new CEO, in determining salary levels for the other named executive officers. As discussed further in the next paragraph, the Compensation Committee reviews the base salaries of our named executive officers on an individual basis periodically, rather than annually, and determines the base salary of our named executive officers after considering the above factors and the individual’s particular talents, skills, experience, industry knowledge and functional responsibilities and duties. The Compensation Committee does not consider whether an individual named executive officer has earned any incentive compensation in prior years in determining base salaries.

The base salaries paid to our named executive officers in 2018 were reviewed and approved by the Compensation Committee, and the amounts paid are reflected in the 2018 Summary Compensation Table. Pursuant to their Employment Agreements, Mr. Siegal’s base salary increased from $750,000 to $785,000 on January 1, 2018, Mr. Marabito’s base salary increased from $500,000 to $550,000 on January 1, 2018 and Mr. Greiff’s base salary increased from $500,000 to $550,000 on July 1, 2018. Mr. Manson’s base salary increased from $240,000 to $275,000 on February 18, 2018. Messrs. Wolfort, and McNeeley’s base salaries remain unchanged from 2017. The Compensation Committee believes that the salaries of each of our named executive officers are reasonable when measured against the range of base salaries offered by other companies. The base salaries for Messrs. Marabito and Manson were increased to $735,000 and $425,000, respectively, upon their promotions to CEO and CFO, respectively, on January 1, 2019.

Annual Cash Incentive Compensation.    We believe that a significant portion of the compensation paid to our named executive officers should be based on our annual performance so that the executives are appropriately motivated to maximize our operating performance each year. We have established our Senior Management Compensation Program to provide our executives, including our named executive officers, with the opportunity to earn an annual cash incentive payout. Additionally, the cash incentive plan has been designed to pay out a higher level because the Company cannot grant equity awards at a rate comparable to its peer group.

The Senior Manager Cash Incentive Plan was implemented to emphasize the production of EBITDA and an inventory modifier. The inventory modifier is calculated by dividing annual EBITDA by our annual average net inventory. Messrs. Siegal, Marabito, Wolfort, McNeeley and Greiff each participate in an incentive pool that can range from 0% to 4.0% of our EBITDA, excluding the impacts of last-in, first out (LIFO) inventory adjustments. Mr. Manson participate in an incentive pool that can range from 0% to 2.0% of our EBITDA, excluding the impacts of LIFO inventory adjustments. The cash incentive is then either increased or reduced depending on the inventory kicker, as compared to a targeted inventory modifier of 20%.

For 2018, the Compensation Committee granted an annual cash incentive award opportunity for Mr. Siegal of 1.2% of EBITDA, Mr. Wolfort of 1.1% of EBITDA, Messrs. Marabito and Greiff of 0.85% of EBITDA, and Mr. Manson of 0.45% of EBITDA. For 2018, we generated $83.1 million of EBITDA, excluding the impact of any LIFO inventory adjustments. The cash incentive awards were increased by the inventory modifier of 4.3%, as the inventory modifier was 24.3% compared to the target of 20.0%. Mr. Siegal’s 2018 annual cash incentive was $1,039,830, Mr. Wolfort’s 2018 annual cash incentive was $953,178, Messrs. Marabito and Greiff’s 2018 annual cash incentives were $736,547. Mr. Manson’s 2018 annual cash incentive was $389,936.

Dr. McNeeley receives a cash incentive that is one-half tied to the Senior Manager Cash Incentive Plan utilized by our other named executive officers and one-half directly tied to the ratio of CTI’s actual operating profit to its budgeted operating profit. The one-half of the incentive tied to the Senior Manager Cash Incentive Plan is equal to 50% of the incentive earned by Mr. Wolfort. The one-half tied to CTI’s results provides the opportunity to earn an annual cash incentive of up to 65% of his annual base salary. The incentive is tied to the actual operating profit of CTI as compared to budgeted operating profit. For 2018, the portion of Dr. McNeeley’s incentive tied to CTI operating results was $426,465, or 63.2% of his base salary. When combined with the other portion of his incentive tied to total company results, Dr. McNeeley earned an incentive of $903,054 for 2018.

Long-Term Equity-Based Compensation.    The Compensation Committee believes that equity-based compensation awards are an appropriate means of aligning the interests of our executives with those of our shareholders by rewarding our executives based on increases in the price of our Common Stock. Like base salary and the annual cash incentive payments, award levels are set with regard to competitive considerations, and each individual’s actual award is based upon the individual’s job responsibilities, performance, potential for increased responsibility and contributions, leadership ability and commitment to our strategic efforts. The timing and amount of previous awards to, and held by, each named executive officer is reviewed, but is only one factor considered by the Compensation Committee in determining the size of any equity-based award grants.

Equity-based compensation awards are granted under the Olympic Steel, Inc. 2007 Amended and Restated Omnibus Incentive Plan, which is referred to as the Incentive Plan. The Incentive Plan authorizes us to grant stock options, stock appreciation rights, restricted shares, restricted share units, performance shares and other stock- and cash-based awards to our employees, Directors and consultants.

For more information about our Incentive Plan and awards under that plan for 2018, see the 2018 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2018 Fiscal Year-End Table and the accompanying narratives below.

Under the Senior Manager Stock Incentive Plan, participants are annually awarded restricted stock units equal to 10% of their base salary, subject to a maximum of $17,500 per year in grant date fair market value, and also subject to a financial performance requirement of $5 million of pre-tax income. The restricted stock units vest five years after the grant date and will convert into the right to receive shares of Common Stock upon an executive’s retirement, or earlier upon the executive’s death or disability or upon a change in control of the Company.

During 2018, Messrs. Siegal, Wolfort, Marabito, Greiff, McNeeley and Manson each received 822 restricted stock units.

In 2016, the Company adopted a policy to award restricted stock units to newly-appointed named executive officers, based upon a percentage of their base salary. Upon his promotion to Executive Vice President and Chief Operating Officer, Mr. Greiff received 10,573 restricted stock units that will vest five years from the grant date, or earlier upon his death or disability or upon a change in control of the Company.

Personal Benefits and Perquisites.     Our named executive officers also are eligible to receive other benefits, which the Compensation Committee believes are commensurate with the types of benefits and perquisites provided to other similarly situated executives, as determined based on the Compensation Committee’s review of information supplied by Pay Governance. The Compensation Committee believes these benefits are set at a reasonable level, are highly valued by recipients, have limited cost, are part of a competitive compensation program and are useful in attracting and retaining qualified executives. They are not tied to our performance. These benefits consist of medical, dental, disability and life insurance benefits and 401(k) and profit-sharing plan contributions, pursuant to plans that are generally available to our employees. Perquisites consist of a car allowance, cell phone allowance, reimbursement for personal tax preparation and financial services fees and payment of country club dues.

Retirement and Post-Employment Benefits.    We provide our executives with certain post-employment and severance benefits as summarized below and further described in “Potential Payments upon Termination or Change in Control.” The Compensation Committee believes these benefits are vital to attract and retain qualified executives. These benefits provide the executives with the opportunity to address long-term financial planning with a greater degree of certainty, and also address our interest in continuing to motivate executives in the event of corporate instability, such as a change of control or unforeseen industry changes.

We provide the named executive officers with the opportunity to participate in our Supplemental Executive Retirement Plan, which is a non-qualified defined contribution savings plan. Under the Supplemental Executive Retirement Plan, we provide an annual contribution for each participating executive, a portion of which is based only on the participant’s continued service with us, and an additional performance-based amount that is dependent on our return on invested capital for the applicable year. Each of these contribution components is referenced as a specified percentage of the executive’s base salary and cash incentive award amount for the year. We provide an annual contribution for Messrs. Greiff and Manson based on his continued service with us. They do not receive an additional contribution based on our return on invested capital.

In addition, each of the members of our senior management group, including our named executive officers, also may participate in our Executive Deferred Compensation Plan, a non-qualified voluntary contributory savings plan under which a participant may defer all or any portion of his or her annual incentive award and up to 90% of his or her base salary into one or more investment options that are the same as those available to all of our employees who participate under our 401(k) plan. The Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan are further described below under the 2018 Non-Qualified Deferred Compensation Table.

To ensure the continuity of corporate management and the continued dedication of key executives during any period of uncertainty caused by a possible change in control, we entered into management retention agreements with each of our named executive officers, except Dr. McNeeley, that provide for the payment and provision of certain benefits if there is a change of control of the Company and a termination of the executive’s employment with the surviving entity within a certain period after the change in control. We also have entered into employment agreements with Messrs. Siegal, Wolfort, Marabito, Greiff and McNeeley that provide for the payment of certain severance benefits upon termination of employment other than after a change in control of the Company. These agreements help ensure that our executive’s interests remain aligned with those of our shareholders during any time when an executive’s continued employment may be in jeopardy. They also provide some level of income continuity should an executive’s employment be terminated without cause.

Other Compensation Policies

Effect of Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code denies a publicly held corporation a federal income tax deduction for compensation in excess of $1,000,000 in a taxable year paid to each of its chief executive officer and certain other highly compensated executive officers. Prior to January 1, 2018, there was an exception to this deductibility limitation for certain “performance-based” compensation, such as stock options awarded at fair market value, provided that certain shareholder approval and independent director requirements were met. This exception has been repealed, as such, compensation paid to certain executives in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain compensation arrangements in place as of November 2, 2017. To the extent consistent with our compensation policies and the Compensation Committee’s assessment of the interests of shareholders, we historically sought to preserve our ability to deduct compensation paid to executives under this exception. However, the Compensation Committee also weighed the burdens of such compliance against the benefits to be obtained by us and may pay compensation that was not deductible or fully deductible if it determines that such payments are in our best interests. For example, bonuses paid under our Senior Management Compensation Program historically were not intended to satisfy the requirements for the performance-based compensation exemption from Section 162(m). Furthermore, even if we have intended to grant compensation that qualifies for the performance-based exception, we cannot guarantee that the compensation fit the exception or is eligible for transition relief or that it ultimately was or will be deductible by the Company.

Section 409A of the Internal Revenue Code.    Section 409A of the Internal Revenue Code generally provides that arrangements involving the deferral of compensation that do not comply in form and operation with Section 409A or are not exempt from Section 409A are subject to increased tax, penalties and interest. If a deferred compensation arrangement does not comply with, or is not exempt from, Section 409A, employees may be subject to accelerated or additional tax, or interest or penalties, with respect to the compensation. The Compensation Committee believes that deferred compensation arrangements that do not comply with Section 409A would be of significantly diminished value to our executives. Accordingly, we intend to design our future deferred compensation arrangements, and have amended our previously adopted deferred compensation arrangements, to comply with Section 409A.

Clawback Policy.    Although clawbacks are not yet required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, each of our current employment agreements with Messrs. Siegal, Wolfort, Marabito, Greiff and McNeeley includes a provision that requires the named executive officer, in the event we are required to restate our financial statements, to reimburse the Company for the difference between any bonus actually paid and the bonus payable under the restated financial statements. When final regulations are promulgated by the SEC with respect to clawbacks, we expect to implement a formal clawback policy for our named executive officers. The Compensation Committee believes that a clawback policy represents an important protection for shareholders and is viewed favorably from a corporate governance standpoint.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2018 and this Proxy Statement.

This report is submitted on behalf of the members of the Compensation Committee:

Howard L. Goldstein, Chairman

Ralph M. Della Ratta

Arthur F. Anton

Idalene F. Kessner

Risk Profile of Compensation Programs.    The Compensation Committee believes that the Company’s executive compensation program has been designed to provide the appropriate level of incentives that do not encourage our executive officers to take unnecessary risks in managing our business. As discussed above, a majority of our executive officers’ compensation is performance-based, consistent with our executive compensation policy. Our Senior Management Compensation Program is designed to reward annual financial and/or strategic performance in areas considered critical to the short- and long-term success of the Company. In addition, our Incentive Plan awards are directly aligned with long-term shareholder interests through their link to our stock price and longer-term performance periods. In combination, the Compensation Committee believes that the various elements of the Senior Management Compensation Program and the Incentive Plan sufficiently tie our executives’ compensation opportunities to the Company’s sustained long-term performance. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, the following individuals served as members of the Compensation Committee: Messrs. Goldstein, Della Ratta, and Anton, and Dr. Kesner. None of the members of the Compensation Committee during 2018 is (or ever was) an officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

2018 SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the compensation earned during the years ended December 31, 2018, 2017 and 2016 by our Chief Executive Officer, Chief Financial Officer and each of our other named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael D. Siegal,	2018	$785,000	$—	$17,484	$—	$1,039,830		$—	$245,620	$2,087,934
Chairman & Chief	2017	$750,000	$156,522	$—	$—	$273,091		$—	$192,430	$1,372,043
Executive Officer (5)	2016	$750,000	$—	$42,468	$—	$—		$—	$161,516	$953,984
Richard T. Marabito,	2018	$550,000	$—	$17,484	$—	$736,547		$—	$185,834	$1,489,165
Chief Financial	2017	$500,000	$156,522	$—	$—	$273,091		$—	$151,352	$1,080,965
Officer (5)	2016	$450,000	$—	$42,468	$—	$—		$—	$116,249	$608,717
David A. Wolfort,	2018	$735,000	$—	$17,484	$—	$953,178		$—	$214,583	$1,920,245
President	2017	$735,000	$156,522	$—	$—	$273,091		$—	$166,839	$1,331,452
	2016	$735,000	$—	$42,468	$—	$—		$—	$131,585	$909,053
Donald R. McNeeley,	2018	$675,000	$—	$17,484	$—	$903,054		$—	$208,894	$1,804,432
President, CTI	2017	$675,000	$78,261	$42,500	$—	$383,769		$—	$162,551	$1,396,081
	2016	$625,000	$—	$3,858	$—	$—		$—	$116,219	$745,077
Richard A. Manson,	2018	$270,288	$—	$17,484	$—	$389,936		$—	$85,463	$763,171
Vice President &	2017	$240,000	$52,174	$—	$—	$91,030		$—	$78,170	$461,374
Treasurer (5)	2016	$240,000	$—	$42,468	$—	$—		$—	$70,037	$352,505
Andrew S. Greiff,	2018	$525,000	$—	$17,484	$—	$736,547		$—	$122,014	$1,401,045
EVP & Chief Operating	2017	$475,000	$—	$17,500	$—	$302,546		$—	$116,873	$911,919
Officer	2016	$385,000	$—	$42,468	$—	$446,642	(6)	$—	$103,873	$977,983

(1)

The amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown in this column are the grant date fair values of the stock awards calculated in accordance with Financial Accounting Standards Board Accounting Standard Codification (ASC) Topic 718. See Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 for details as to the assumptions used to determine the fair value of the stock awards.

(2)

Represents amount earned by the named executive officers under our Senior Management Compensation Program. Incentives earned in 2018 were paid in their entirety in 2019. Incentives earned in 2017 were paid in their entirety in 2017, with the exception of Mr. Marabito, whose incentive was paid 50% in 2018, and will be paid 25% in 2019 and 25% in 2020.

(3)	No above-market or preferential earnings on nonqualified deferred compensation were earned by any named executive officer.

(4)

Compensation reported in this column for 2018 includes: (1) the amount of contributions we made on behalf of our named executive officers to our Supplemental Executive Retirement Plan ($200,175 for Mr. Siegal, $140,250 for Mr. Marabito, $187,425 for Mr. Wolfort, $172,125 for Dr. McNeeley, $102,375 for Mr. Greiff and $52,706 for Mr. Manson) and our 401(k) and profit-sharing plan; (2) the premiums we paid for medical, dental, life and disability insurance for each named executive officer; and (3) the incremental cost to us of the following perquisites: an allowance for personal tax return preparation fees and a cell phone and an automobile allowance.

(5)	Effective January 1, 2019, Mr. Siegal was appointed Executive Chairman, Mr. Marabito was appointed Chief Executive Officer, and Mr. Manson was appointed Chief Financial Officer.

(6)	Represents Mr. Greiff’s incentive earned as the President of Specialty Metals, the position he held prior to becoming an executive officer.

2018 GRANTS OF PLAN-BASED AWARDS

The following table sets forth plan-based awards granted to our named executive officers during 2018.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(2)	Options ($)	Awards ($)	Awards ($)
Siegal	—	—	—	3,000,000	—	—	—	—	—	—	—
	7/5/18							822			17,484
Marabito	—	—	—	3,000,000	—	—	—	—	—	—	—
	7/5/18							822			17,484
Wolfort	—	—	—	3,000,000	—	—	—	—	—	—	—
	7/5/18							822			17,484
McNeeley	—	—	—	3,000,000	—	—	—	—	—	—	—
	7/5/18							822			17,484
Manson	—	—	—	3,000,000	—	—	—	—	—	—	—
	7/5/18							822			17,484
Greiff	—	—	—	3,000,000	—	—	—	—	—	—	—
	7/5/18							822			17,484

(1)

These columns reflect the range of estimated payout amounts in 2018. There are no target payout amounts under our Senior Management Compensation Program for each of our named executive officers as the payout is based on a percentage of EBITDA and an inventory modifier. Payouts under this program are capped at the maximum amount indicated in the table. For 2018, Mr. Siegal earned an incentive of $1,039,830, Mr. Marabito earned an incentive of $736,547, Mr. Wolfort earned an incentive of $953,178, Mr. Manson earned an incentive of $389,986 and Mr. Greiff earned an incentive of $736,547. One-half of Dr. McNeeley’s incentive is calculated under a separate program and is determined by comparing CTI’s actual operating profit to its budgeted operating profit. No incentive is paid if the ratio of actual operating profit to budgeted operating profit falls below 70%. The maximum incentive that can be earned is 65% of salary. The other half of Dr. McNeeley’s incentive is set at one-half of Mr. Wolfort’s incentive. For 2018, Dr. McNeeley earned a total incentive of $903,054. Cash incentives are further described in “Compensation Discussion and Analysis” above.

(2)

The 822 restricted units granted during 2018 for each executive have a five-year vesting period, but will not convert into shares of Common Stock until the named executive officer retires from the Company.

Retention Agreements and Employment Agreements

We have entered into retention agreements and employment agreements with certain of our named executive officers. For more information about these agreements, see “Potential Payments upon Termination or Change in Control” below.

Senior Management Compensation Program

Our named executive officers, Vice Presidents, General Managers, certain Managers and other employees, as determined by our named executive officers, are eligible to participate in our Senior Management Compensation Program, which was amended effective January 1, 2018. As discussed above in Compensation Discussion and Analysis, our Senior Management Compensation Program provides for an annual cash incentive payout to participants based on our EBITDA and an inventory kicker. Annual cash incentive payouts, if any, will be paid to participants following our year-end earnings release for the year in which the amount is earned.

Eligible participants may defer amounts paid pursuant to our Senior Management Compensation Program under our Executive Deferred Compensation Plan described in “Retirement and Post-Employment Benefits.” A participant who is not employed by us at the end of our fiscal year will forfeit the participant’s annual cash incentive award. Notwithstanding the foregoing, a participant who terminates employment with us due to death, disability or retirement is eligible for a full or pro-rata annual cash incentive award at the discretion of our Compensation Committee. Additionally, a pro-rata annual cash incentive award will be paid in the event of a change of control.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

The following table sets forth outstanding equity awards held by our named executive officers at December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Have Not Vested ($)
Siegal	—	—	—	$—	—	1,462	$20,863	—	—
Marabito	—	—	—	$—	—	1,462	$20,863	—	—
Wolfort	—	—	—	$—	—	1,462	$20,863	—	—
McNeeley	—	—	—	$—	—	1,743	$24,873	—	—
Manson	—	—	—	$—	—	1,462	$20,863	—	—
Greiff	—	—	—	$—	—	12,956	$184,882	—	—

(1)

Subject to the terms and conditions of each individual restricted stock unit grant, 640 and 822 of the restricted stock units held each by Messrs. Siegal, Marabito, Wolfort, Manson and Greiff vest on July 1, 2021 and July 1, 2023, respectively, 921 of the restricted stock units held each by Messrs. McNeeley and Greiff vest on July 5, 2022, and 10,573 restricted stock units held by Mr. Greiff vest on August 9, 2021.

(2)	Value is based on the closing price of our Common Stock of $14.27 on December 31, 2018, as reported on The Nasdaq Global Select Market.

Incentive Plan

The Incentive Plan provides us with the authorization to grant stock options, stock appreciation rights, restricted shares, restricted share units, performance shares and other stock- and cash-based awards to our employees, Directors and consultants. Under the Incentive Plan, 1,000,000 shares of our Common Stock have cumulatively been made available for equity grants.

Stock Options.    If an award under the Incentive Plan is made in the form of stock options, the price of the option cannot be less than the fair market value of the underlying shares on the date of grant. Unless the Compensation Committee determines otherwise, fair market value for all purposes under the Incentive Plan is the last closing price of a share of our Common Stock as reported on The Nasdaq Global Select Market, or, if applicable, on another national securities exchange on which the Common Stock is principally traded, on the date for which the determination of fair market value is made, or, if there are no sales of Common Stock on such date, then on the most recent immediately preceding date on which there were any sales of Common Stock on such principal trading exchange. The term of stock options cannot exceed ten years. The Compensation Committee is entitled to set all conditions in connection with a participant’s right to exercise an award and may impose such conditions as it sees fit. No participant may be awarded incentive stock options that are first exercisable during any calendar year that involve shares having a fair market value, determined at the time of grant, in excess of $100,000. Options are settled in shares.

Stock Appreciation Rights.    Awards under the Incentive Plan may take the form of stock appreciation rights, which allow the holder to realize the value of the difference between the market price of our Common Stock at the time that the rights are granted and the market value of that stock when the rights are exercised. The term of stock appreciation rights cannot exceed ten years. If the value of the stock has not increased during that time, the rights will have no value. Stock appreciation rights may be settled in cash, shares or a combination of cash and shares, as determined by the Compensation Committee and provided in the applicable award agreement.

Restricted Share and Restricted Share Units.    Awards under the Incentive Plan may take the form of restricted shares and restricted share units, which involve the granting of shares to participants subject to restrictions on transferability and any other restrictions the Compensation Committee may impose. The restrictions lapse if either the holder remains employed by us for a period of time established by the Compensation Committee under the applicable award agreement or satisfies other restrictions, including performance-based restrictions, during the period of time established by the Compensation Committee. Restricted share units are similar to restricted shares except that no shares are actually awarded to the participant on the date of grant and the holder typically does not enjoy any shareholder rights (including voting) with respect to the units. Restricted share awards and restricted share unit awards are settled in shares.

Performance Shares.    Awards under the Incentive Plan may take the form of performance shares. The period of time over which performance goals are measured must be set in advance of establishing the performance goal or goals for the period of time and will be of such duration as the Compensation Committee shall determine. Performance shares may be settled in shares.

Other Stock-Based Awards and Cash-Based Awards.    Other stock-based awards are awards of stock-based compensation that do not fit within the scope of the other specifically enumerated types of awards. The Compensation Committee may make cash-based awards with a range of payments levels. Cash-based awards may be based upon the achievement of performance goals. Other stock-based awards and cash-based awards may be settled in cash, shares or a combination of cash and shares, as determined by the Compensation Committee and provided in the applicable award agreement. Under the Incentive Plan, cash-based awards may not be settled with restricted stock.

2018 OPTION EXERCISES AND STOCK VESTED

There were no stock option exercises by our named executive officers during 2018, nor did any restricted stock units held by our named executive officers vest during 2018.

2018 PENSION BENEFITS

None of the named executive officers participates in a defined benefit pension plan sponsored by us. All named executive officers participate in the same defined contribution plan as all of our other non-union employees.

2018 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information relating to participation by the named executive officers in our Supplemental Executive Retirement Plan and voluntary participation in the Executive Deferred Compensation Plan during 2018.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings (Losses) in Last Fiscal Year(2)	Aggregate Withdrawals or Distributions	Aggregate Balance at Last Fiscal Year-End(3)
Siegal(a)	$—	$133,002	$(635,678)	$—	$2,622,044
Marabito(a)	$—	$97,500	$(337,182)	$—	$1,634,496
Wolfort(a)	$—	$131,052	$(426,494)	$—	$3,213,028
Wolfort(b)	$—	$—	$(253,053)	$—	$512,485
McNeeley(a)	$—	$131,625	$(250,077)	$—	$478,550
McNeeley(b)	$—	$308,388	$(445,649)	$—	$3,116,492
Manson(a)	$—	$43,034	$(102,407)	$—	$197,313
Greiff(a)	$—	$92,625	$(187,004)	$—	$358,546

(a)	Supplemental Executive Retirement Plan

(b)	Executive Deferred Compensation Plan

(1)

The amounts reported in this column represent the amounts accrued to each executive officer in the “All Other Compensation” column of the 2017 Summary Compensation Table and funded in 2018, as described in footnote (4) to the “All Other Compensation” table. Amounts accrued in 2018, but not funded until 2019, are included in the 2017 Summary Compensation Table.

(2)

No portion of the amounts reported in this column represent above-market or preferential interest or earnings accrued on the applicable plan and, accordingly, have not been included in the “Change in Pension Value and Nonqualified Deferred Compensation on Earnings” column of the 2018 Summary Compensation Table. Please see the discussions of the Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan below for a description of how earnings are calculated under each plan.

(3)	This column reflects the balance of all contributions and the aggregate earnings on such contributions.

Supplemental Executive Retirement Plan

On January 1, 2005, we established the Supplemental Executive Retirement Plan, which we sometimes refer to as the SERP, in order to provide unfunded deferred compensation to a select group of our executive officers, management and highly compensated employees. Currently, all of our named executive officers participate in the Supplemental Executive Retirement Plan.

The Supplemental Executive Retirement Plan provides for a single lump sum payment to participants of their vested account balance, as adjusted for earnings and losses prior to distribution, following a “qualified” retirement from the Company. Participants who retire from the Company after attaining the age of 62 will be entitled to receive a lump sum payment of their vested account balance six months after the date of retirement. Participants who retire from the Company after attaining the age of 55, but prior to attaining the age of 62, will be entitled to receive a lump sum payment of their vested account balance after the later of the attainment of the age of 62 or six months following the date of retirement.

Generally, benefits under the Supplemental Executive Retirement Plan vest at the end of the five-year period after the executive becomes a participant in the Supplemental Executive Retirement Plan. The benefits of all named executive offers are fully vested in the plan.

Participants’ benefits under the Supplemental Executive Retirement Plan will become fully vested upon (1) death while an employee of the Company, (2) termination of employment due to disability, (3) the effective date of any termination of the Supplemental Executive Retirement Plan or (4) the date of a change of control.

We annually allocate a deemed “base contribution” under the Supplemental Executive Retirement Plan for each participant in an amount equal to thirteen percent (13%) of a participant’s “Applied Compensation.” A participant’s “Applied Compensation” is the sum of: (1) the participant’s annual base salary; plus (2) the lesser of (a) the actual bonus earned by the participant under the Senior Management Compensation Program in the applicable year, or (b) 50% of the participant’s annual base salary earned in the applicable year. Additionally, in the case of Messrs. Siegal, Wolfort, Marabito and McNeeley, we annually allocate an “incentive contribution” under the Supplemental Executive Retirement Plan for each participant, based on our annual return on invested capital for the applicable year, in an amount of 0 to 19.6% of the participant’s Applied Compensation. The percentage is determined in accordance with the following table:

Actual Return on Invested Capital	Percentage of Participant’s Applied Compensation
Less than 6%	0.0%
6%	0.8%
7%	1.6%
8%	2.4%
9%	3.2%
10%	4.0%
11%	6.6%
12%	9.2%
13%	11.8%
14%	14.4%
15%	17.0%
16% or Greater	19.6%

A participant’s account will be credited with earnings and losses based on the performance of investment funds selected by the participant. Account balances are credited with earnings, gains or losses based on the performance of investment options that are the same as those available to all of our employees who participate under our 401(k) plan.

Earnings under the Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan are based on the following underlying funds, which had the following annual returns in 2018:

Fund(1)	Annual Return
(%)
MetLife Stable Value Fund	2.91
BlackRock Total Return Fund	(0.82)
Vanguard Target Retirement Income Inv Fund	(1,99)
Vanguard Target Retirement 2015 Inv Fund	(2.97)
Vanguard Target Retirement 2020 Inv Fund	(4.24)
Vanguard Target Retirement 2025 Inv Fund	(5.15)
Vanguard Target Retirement 2030 Inv Fund	(5.86)
Vanguard Target Retirement 2035 Inv Fund	(6.58)
Vanguard Target Retirement 2040 Inv Fund	(7.32)
Vanguard Target Retirement 2045 Inv Fund	(7.90)
Vanguard Target Retirement 2050 Inv Fund	(7.90)
Vanguard Target Retirement 2055 Inv Fund	(7.89)
Vanguard Target Retirement 2060 Inv Fund	(7.87)
MFS Value Fund	(9.78)
Vanguard Institutional Index I Fund	(4.42)
Harbor Capital Appreciation Retirement Fund	(0.96)
JP Morgan Mid Cap Value Fund	(11.66)
Vanguard Extended Market Index Adm Fund	(3.36)
Principal Mid Cap Institutional Fund	(6.69)
American Funds EuroPacific Growth Fund	(14.91)
Goldman Sachs Small Cap Value Fund	(14.03)
Carillion Eagle Small Cap Growth Fund	(10.06)

(1)	These investment options are generally the same as those available to all of our employees who participate under our 401(k) plan.

Starting in 2012, amounts credited for executives under the Supplemental Executive Retirement Plan are deemed to be invested in Common Stock. The mechanism for this deemed investment in Common Stock is the issuance to Supplemental Executive Retirement Plan participants of restricted stock units under the Incentive Plan with a dollar value equal to the amount credited to the participant under the Supplemental Executive Retirement Plan and deemed invested in Common Stock. The entire amount credited for Messrs. Siegal, Wolfort, Marabito and McNeeley is deemed invested in shares of Common Stock in this manner. For other SERP participants, 50% of the amount credited will be deemed invested in shares of Common Stock, and the remaining 50% is deemed invested in other investment funds as had occurred previously, unless the participant elects to have all or a portion of the remaining 50% deemed invested in shares of Common Stock.  Mr. Manson has elected to have 100% of his SERP contribution deemed invested in shares of Common Stock. Since 2014, the entire SERP contribution for all participants has been deemed invested in shares of Common Stock.

Executive Deferred Compensation Plan

The Olympic Steel, Inc. Executive Deferred Compensation Plan, which we refer to as the Executive Deferred Compensation Plan, is a voluntary non-qualified contributory savings plan we established, effective December 1, 2004, for the purpose of providing a tax effective deferred compensation opportunity for a select group of our management and/or highly compensated employees. Currently, Mr. Wolfort is the only participant who has elected to participate in the Executive Deferred Compensation Plan. Dr. McNeeley also participates in a deferred compensation program at CTI that was established prior to the Company’s acquisition of CTI.

Participants may defer all or any portion of their annual incentive award and up to 90% of their base salary to the Executive Deferred Compensation Plan. Each Participant is eligible to designate one or more investment options that are available under our 401(k) and profit-sharing plan as the deemed investment(s) for the participant’s deferred compensation account or such other investment options determined appropriate in the sole discretion of the Board. Employee deferrals are credited with earnings, gains or losses based on the performance of investment options that are available under our 401(k) and profit-sharing plan and selected by the employee. Earnings under the Executive Deferred Compensation Plan are based on the same funds, with same annual returns for 2018, as described above with respect to the Supplemental Executive Retirement Plan. A participant’s contributions are always 100% vested, and distributions from the plan will be paid in cash in a single lump sum upon termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE IN CONTROL

Retention Agreements

We have executed retention agreements with Messrs. Siegal, Wolfort, Marabito, Greiff and Manson. Under these agreements, which do not become operative unless we incur a change in control (as defined in the agreements), we agreed to continue the employment of the officer for a certain period following the change in control in the same position with the same duties and responsibilities and at the same compensation level as existed prior to the change in control. If the officer’s employment is terminated without cause or by the officer for “good reason” during such period, the officer is entitled to receive a lump-sum severance payment with continuation of medical, dental, disability and life insurance benefits for two years (one year in the cases of Messrs. Greiff and Manson). The applicable period for Messrs. Siegal, Wolfort and Marabito is two years and their severance payment is equal to 2.99 times the average of their respective last three years’ compensation. The applicable period for Messrs. Greiff and Manson is one year and the severance payment is equal to the average of his last three years’ compensation. Under our long-term equity-based incentive program, upon a change in control, each of our named executive officers would also be entitled to receive a payout for his restricted stock units award made under our Incentive Plan.

Compensation for purposes of this calculation includes salary, cash bonus, Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan on behalf of the officer, personal tax preparation fees (except in the cases of Messrs. Greiff and Manson), automobile allowance and country club dues (except in the case of Mr. Manson). These retention agreements also provide that, in the event that any of the payments or benefits described above would constitute a “parachute payment” under Internal Revenue Code Section 280G, the payments or benefits provided will be reduced so that no portion is subject to the excise tax imposed by Internal Revenue Code Section 4999, but only to the extent such reduction will result in a net after tax benefit to the officer. Each of the retention agreements contains a non-competition prohibition for two year post-employment (one year in the case of Messrs. Greiff and Manson).

The table below reflects the approximate amounts that would be payable to each named executive officer under his retention agreement assuming that we incurred a change in control at December 31, 2018, that the officer’s employment was terminated in a manner triggering payment of the above benefits, and that no reduction of benefits would be made in order to avoid excise taxes imposed by Internal Revenue Code Section 4999.

	Siegal	Marabito	Wolfort	Manson	Greiff
Salary	$2,277,383	$1,495,000	$2,197,650	$250,096	$461,667
Cash Incentive Payout	$1,308,545	$1,006,273	$1,222,181	$160,322	$495,245
Retirement Plan Contribution Amounts(1)	$453,460	$319,482	$436,846	$50,413	$98,125
Personal Benefit Amount(2)	$273,465	$135,156	$245,519	$14,100	$39,169
Continuation of Insurance Coverage(3)	$54,089	$50,577	$55,315	$17,302	$16,128
Long-Term Equity Based Incentive Payout	$20,863	$20,863	$20,863	$20,863	$184,882
Total(4)	$4,387,805	$3,027,351	$4,178,394	$513,096	$1,295,216

(1)

The amounts in this row represent the lump sum payment amount that would be paid to the officer in respect of Company contributions on behalf of the officer to our 401(k) and profit-sharing plan and the Supplemental Executive Retirement Plan (2.99 times $143,559 for Mr. Siegal, $98,750 for Mr. Marabito, $138,009 for Mr. Wolfort, one times $90,025 for Mr. Greiff and one times $42,313 for Mr. Manson).

(2)

The amounts in this row represent the lump sum payment amount that would be paid to the officer in respect of following personal benefits and perquisites provided to the officer: cell phone allowance and automobile allowance (all), fees for personal tax and financial planning (in the cases of Messrs. Siegal, Marabito and Wolfort) and country club dues (in the cases of Messrs. Siegal, Marabito, Wolfort and Greiff).

(3)

The amounts in this row represent the amounts that we would pay for the continuation of medical, dental, disability and life insurance coverage for Messrs. Siegal, Wolfort, Marabito, Greiff and Manson.

(4)	The amounts for each item represent 2.99 times the compensation amounts in the cases of Messrs. Siegal, Wolfort and Marabito and one time the total compensation for Messrs. Greiff and Manson.

Employment Agreements

Siegal Employment Agreement.    On December 20, 2017, we entered into an amended and restated employment agreement with Michael D. Siegal to serve as our Chairman and Chief Executive Officer, which ended on December 31, 2018. Effective January 1, 2019, Mr. Siegal serves as the Executive Chairman of our Board of Directors.

Marabito Employment Agreement.    Effective November 23, 2016, we entered into an employment agreement with Richard T. Marabito pursuant to which Mr. Marabito would serve as our Chief Financial Officer for a term beginning on January 1, 2017 and ending January 1, 2021. The employment agreement ended on December 31, 2018 upon Mr. Marabito’s appointment to Chief Executive Officer and the signing of a new employment agreement as described below.

During the period of employment, Mr. Marabito was eligible for a performance bonus under our Senior Manager Compensation Program in place as of 2018, as amended, or such other bonus plan that replaces that plan, and Mr. Marabito would be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminated Mr. Marabito’s employment without cause during his employment period, he would continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning and an allowance for country club dues, an automobile and a cell phone, as in effect on the date of termination, during the period ending on the earlier of (1) January 1, 2024, (2) a breach of the non-competition, non-solicitation or confidentiality clause or (3) twenty-four months from the date of termination of employment. If Mr. Marabito’s employment was terminated due to death, he or his estate will continue to receive his base salary for one year thereafter. If Mr. Marabito’s employment was terminated due to death or disability, he and/or his spouse and any minor children would be eligible to continue to participate in our health insurance programs for one year thereafter. If Mr. Marabito’s employment had been terminated due to death or disability as of December 31, 2018, he or his estate would be entitled to receive $550,000 in respect of his base salary and $12,248 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Mr. Marabito’s employment without cause as of December 31, 2018, he would be entitled to receive the following benefits: $1,100,000 in respect of his base salary, $1,473,094 in respect of his bonus, $297,000 in Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $27,604 in premiums for coverage under our medical, dental, disability and life insurance programs, $4,000 for reimbursement of personal tax and financial planning fees, and $99,898 allowances for country club dues, an automobile and a cell phone, for a total of $3,001,596.

Effective December 21, 2018, we entered into an employment agreement with Mr. Marabito that was similar in form to his previous employment agreement, pursuant to which Mr. Marabito will serve as our Chief Executive Officer for a term beginning on January 1, 2019 and ending January 1, 2024 with an automatic three-year extension unless we or Mr. Marabito provide notice otherwise on or before July 1, 2023. Under the agreement, Mr. Marabito is to receive a base salary of $735,000, subject to possible future increases as determined by the Board of the Company or any duly authorized committee.

Wolfort Employment Agreement.    Effective December 31, 2015, Mr. Wolfort entered into a new agreement covering the period of January 1, 2016 through December 31, 2020. Under the new agreement, he will receive a base salary of $735,000, subject to possible future increases as determined by the Board of the Company or any duly authorized committee.

During the period of employment, Mr. Wolfort will be eligible for a performance bonus under our Senior Management Compensation Program in place as of 2016, as amended, or such other bonus plan that replaces that plan, and Mr. Wolfort will be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminate Mr. Wolfort’s employment without cause during the employment term, he will continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning and an allowance for country club dues, an automobile and a cell phone, as in effect on the date of termination, for a period ending on the earlier of (1) December 31, 2020, (2) a breach of the non-competition, non-solicitation or confidentiality clause or (3) twenty-four months from the date of termination of employment. If Mr. Wolfort’s employment is terminated due to death, he or his estate will continue to receive his base salary for one year thereafter. If Mr. Wolfort’s employment is terminated due to death or disability, he and/or his spouse and any minor children will be eligible to continue to participate in our health insurance programs for one year thereafter. If Mr. Wolfort’s employment had been terminated due to death or disability as of December 31, 2018, he or his estate would be entitled to receive $735,000 in respect of his base salary and $12,248 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Mr. Wolfort’s employment without cause as of December 31, 2018, he would be entitled to receive the following benefits: $1,470,000 in respect of his base salary, $1,906,356 in respect of his bonus, $391,350 in Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $27,816 in premiums for coverage under our medical, dental, disability and life insurance programs, $10,000 for reimbursement of personal tax and financial planning fees, and $158,484 allowances for country club dues, an automobile and a cell phone, for a total of $3,964,006.

Manson Employment Agreement.    Effective December 21, 2018, we entered into an employment agreement with Richard A. Manson pursuant to which Mr. Manson will serve as our Chief Financial Officer for a term beginning on January 1, 2019 and ending January 1, 2022 with an automatic three-year extension unless we or Mr. Manson provide notice otherwise on or before July 1, 2021. Under the agreement, Mr. Manson is to receive a base salary of $425,000, subject to possible future increases as determined by the Board of the Company or any duly authorized committee.

During the period of employment, Mr. Manson will be eligible for a performance bonus under our Senior Manager Compensation Program in place as of 2018, as amended, or such other bonus plan that replaces that plan, and Mr. Manson will be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminate Mr. Manson’s employment without cause during his employment period, he will continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning and an allowance for country club dues, an automobile and a cell phone, as in effect on the date of termination, during the period ending on the earlier of (1) January 1, 2022, (2) a breach of the non-competition, non-solicitation or confidentiality clause or (3) twenty-four months from the date of termination of employment.

Greiff Employment Agreement. Effective August 19, 2016, we entered into an employment agreement with Andrew S. Greiff pursuant to which Mr. Greiff will serve as our Executive Vice President and Chief Operating Officer for a term beginning on August 19, 2016 and ending July 1, 2020, with an automatic three-year extension unless we or Mr. Greiff provide notice otherwise on or before January 1, 2020. Under the agreement, Mr. Greiff is to receive a base salary of $450,000 for the balance of 2016, $500,000 for 2017 and $550,000 for 2018, subject to possible future increases as determined by the Board of the Company or any duly authorized committee.

During the period of employment, Mr. Greiff will be eligible for a performance bonus under our Senior Manager Compensation Program in place as of 2016, as amended, or such other bonus plan that replaces that plan, and Mr. Greiff will be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminate Mr. Greiff’s employment without cause during his employment period, he will continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, and an allowance for country club dues, an automobile and a cell phone, as in effect on the date of termination, during the period ending on the earlier of (1) July 1, 2020, (2) a breach of the non-competition, non-solicitation or confidentiality clause or (3) twenty-four months from the date of termination of employment. If Mr. Greiff’s employment is terminated due to death, he or his estate will continue to receive his base salary for one year thereafter. If Mr. Greiff’s employment is terminated due to death or disability, he and/or his spouse and any minor children will be eligible to continue to participate in our health insurance programs for one year thereafter. If Mr. Greiff’s employment had been terminated due to death or disability as of December 31, 2018, he or his estate would be entitled to receive $525,000 in respect of his base salary and $9,835 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Mr. Greiff’s employment without cause as of December 31, 2018, he would be entitled to receive the following benefits: $1,050,000 in respect of his base salary, $1,473,094 in respect of his bonus, $221,250 in Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $22,778 in premiums for coverage under our medical, dental, disability and life insurance programs, and $83,982 allowances for country club dues, an automobile and a cell phone, for a total of $2,851,104.

McNeeley Employment Agreement. Effective July 1, 2016, we entered into an employment agreement with Donald R. McNeeley pursuant to which Dr. McNeeley will serve as President of our Chicago Tube and Iron business for a term beginning on July 1, 2016 and ending June 30, 2021, with an automatic three-year extension unless we or Dr. McNeeley provide notice otherwise on or before January 1, 2021. Under the agreement, Dr. McNeeley is to receive a base salary of $675,000, subject to possible future increases as determined by the Board of the Company or any duly authorized committee.

During the period of employment, Dr. McNeeley will be eligible for a performance bonus under our Senior Manager Compensation Program in place as of 2016, as amended, or such other bonus plan that replaces that plan, as well as the CTI bonus plan, and Dr. McNeeley will be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminate Dr. McNeeley’s employment without cause during his employment period, he will continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning and an automobile and cell phone allowance, as in effect on the date of termination, during the period ending on the earlier of (1) June 30, 2021, (2) a breach of the non-competition, non-solicitation or confidentiality clause or (3) twenty-four months from the date of termination of employment. If Dr. McNeeley’s employment is terminated due to death, he or his estate will continue to receive his base salary for one year thereafter. If Dr. McNeeley’s employment is terminated due to death or disability, he and/or his spouse and any minor children will be eligible to continue to participate in our health insurance programs for one year thereafter. If Dr. McNeeley’s employment had been terminated due to death or disability as of December 31, 2018, he or his estate would be entitled to receive $675,000 in respect of his base salary and $12,253 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Dr. McNeeley’s employment without cause as of December 31, 2018, he would be entitled to receive the following benefits: $1,350,000 in respect of his base salary, $1,806,108 in respect of his bonus, $367,942 in Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $24,506 in premiums for coverage under our medical, dental, disability and life insurance programs, $20,000 for reimbursement of personal tax and financial planning fees and $62,892 allowances for country club dues, an automobile and a cell phone, for a total of $3,631,448.

Retirement Plans

Our executive officers are eligible to participate in our Supplemental Executive Retirement Plan and each of our named executive officers is eligible to participate in our Executive Deferred Compensation Plan. The aggregate account balance of each named executive officer under these plans and a description of the amounts payable to each such executive upon retirement from their employment with us are provided under the 2018 Nonqualified Deferred Compensation Table.

CEO Pay Ratio

For the 2018 fiscal year, the ratio of the total annual compensation of Michael D. Siegal, our CEO, to the median of the annual compensation of all of our employees other than the CEO was 34:1. The total compensation for our median employee in 2018 was $61,697. CEO total compensation in 2018, as detailed in the 2018 Summary Compensation Table, was $2,087,934. The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. For purposes of this disclosure, the date used to identify the employee who received such median compensation (the “median employee”) was December 31, 2017. As of this date, the Company had 1,649 active employees (not including the CEO) in only one country – the United States. To determine the median employee, the Company adopted the following methodology:

●

The Company calculated total compensation for each employee in 2017 by determining annual base salary (or wages plus overtime) and annualized compensation for employees (full-time or part-time) who commenced work during 2017;

●	The Company added bonuses/incentives, overtime, employer 401(k) match and the value of medical coverage; and

●	The Company did not exclude any employees.

Because there were no significant changes to our employee population or compensation arrangements in 2018, we continued to rely on our 2017 methodology to identify the median employee, but due to a change in the original medial employee’s circumstances, we picked a new median employee whose compensation was substantially similar to that of the original median employee.

2018 DIRECTOR COMPENSATION

The following table summarizes compensation paid to our non-employee Directors in 2018:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Michael G. Rippey	$63,750	$79,988	$—	$—	$—	$—	$143,738
Dirk A. Kempthorne	$64,375	$79,988	$—	$—	$—	$—	$144,363
Howard L. Goldstein	$66,875	$79,988	$—	$—	$—	$—	$146,863
Ralph M. Della Ratta	$64,375	$79,988	$—	$—	$—	$—	$144,363
Arthur F. Anton	$71,250	$79,988	$—	$—	$—	$—	$151,238
Idalene F. Kesner	$57,500	$—	$—	$—	$—	$—	$57,500

(1)

The amounts shown do not reflect compensation actually received by the non-employee Director. The amounts shown in this column are the grant date fair values for these stock awards calculated in accordance with ASC Topic 718. See Note 11 to our condensed consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 for details as to the assumptions used to determine the fair value of the stock awards.

(2)	The non-employee directors had no option awards outstanding as of December 31, 2018.

During the first quarter of 2018, each Director who was not one of our employees received a $12,500 quarterly cash retainer and reimbursement for out-of-pocket expenses incurred in connection with attending board meetings. The Audit and Compliance Committee Chairman received an additional $3,125 per quarter, the Chairman of the Compensation Committee received an additional $1,875 per quarter, the Chairman of the Nominating and Governance Committee received an additional $1,250 per quarter and the Lead Director received an additional $3,125 per quarter. Directors who are also our employees receive no additional remuneration for serving as Directors.

For the second quarter of 2018 and beyond, the quarterly cash retainer was increased to $15,000 for each Director who was not one of our employees. The Chairman of the Compensation Committee received an additional $2,500 per quarter, the Chairman of the Nominating and Governance Committee received an additional $1,875 per quarter and the Lead Director received an additional $3,750 per quarter.

Each non-employee Director, within five years of joining the Board, is required to own Common Stock with a value equal to five times the annual cash retainer.  Actual shares owned and restricted stock units that vest upon the Director’s retirement from the Board are counted toward the ownership requirement.

The Compensation Committee approved the grant of 3,496 time-based restricted stock units to each non-employee Director then serving, effective March 12, 2018. Subject to the terms of the Incentive Plan and the restricted stock units award agreement executed by each non-employee Director, the restricted stock units vested on January 1, 2019. The restricted stock units are not converted into shares of Common Stock until the Director either resigns or is terminated from the Board.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018 regarding shares outstanding and available for issuance under the Stock Option Plan and the Incentive Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	527,546	$20.65	314,847
Equity compensation plans not approved by security holders	—	—	—
Totals	527,546	$20.65	314,847

RELATED PARTY TRANSACTIONS

We have adopted a written policy for the review of transactions with related persons. The policy generally requires review, approval or ratification of transactions involving amounts exceeding $120,000 in which we are a participant and in which a Director, Director nominee, executive officer or a significant shareholder of the Company, or an immediate family member of any of the foregoing persons, has a direct or indirect material interest. These transactions must be reported for review by our Audit and Compliance Committee. Following review, our Audit and Compliance Committee determines to approve or ratify these transactions, taking into account, among other factors it deems appropriate, whether they are on terms no less favorable to us than those available with other unaffiliated parties and the extent of the related person’s interest in the transaction. The Chairman of our Audit and Compliance Committee has the authority to approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $500,000. The policy provides for standing pre-approval of certain related party transactions, even if the amounts involved exceed $120,000, including certain transactions involving: compensation paid to our executive officers and Directors; other companies or charitable organizations where the amounts involved do not exceed $500,000 or 2% of the organization’s total annual revenues or receipts; proportional benefits to all shareholders; rates or charges determined by competitive bids; services as a common or contract carrier or public utility; and banking-related services.

Michael D. Siegal, our Chairman and Chief Executive Officer, holds a 50% ownership in the partnership that owns a Cleveland warehouse that the Company has leased since 1956. The warehouse is currently leased through December 31, 2023, with three five-year renewal options, at a monthly rental of $17,000.

Zachary Siegal, Vice President of Strategic Initiatives, is the son of Michael D. Siegal. Andrew Wolfort, Regional Vice President, is the son of David A. Wolfort, our President. As employees of Olympic Steel, these individuals are compensated in a manner that is appropriate for their responsibilities and experience.

With respect to 2018, Zachary Siegal was paid a base salary of $200,000, earned incentive compensation under the Senior Manager Cash Incentive Plan of $372,606 and participated in other regular and customary employee benefit plans, programs and benefits generally available to our executive officers and other Senior Managers in similar positions, including participation in the Senior Manager Stock Incentive Plan, and such perquisites as cell phone and car allowances and country club membership.

With respect to 2018, Andrew Wolfort was paid a base salary of $180,096, earned incentive compensation under the Senior Manager Cash Incentive Plan of $203,861 and participated in other regular and customary employee benefit plans, programs and benefits generally available to our executive officers and other Senior Managers in similar positions, including participation in the Senior Manager Stock Incentive Plan, and such perquisites as cell phone and car allowances and country club membership.

The relationships described above has been reviewed and ratified in accordance with our policy for review of transactions with related persons.

AUDIT COMMITTEE REPORT

The purpose of the Audit and Compliance Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions. The Audit and Compliance Committee charter describes in greater detail the full responsibilities of the committee and is available through the “Investor Relations” section of our website at www.olysteel.com. The Audit and Compliance Committee is comprised solely of independent Directors as defined by the listing standards of the Nasdaq and by Rule 10A-3 under the Exchange Act.

The Audit and Compliance Committee has reviewed and discussed our consolidated financial statements with management and PwC, our independent auditors for 2018. Management is responsible for our financial statements and the financial reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and to issue a report thereon. The Audit and Compliance Committee monitors and oversees these processes on behalf of the Board.

Management continued to review and enhance the internal control evaluation process and the Audit and Compliance Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management. In connection with this oversight, the Audit and Compliance Committee received periodic updates provided by management and PwC at each regularly scheduled Audit and Compliance Committee meeting. These updates occured at least quarterly. The Audit and Compliance Committee also held regular private sessions with PwC to discuss their audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provided the Audit and Compliance Committee with a report on the effectiveness of our internal control over financial reporting, which was reviewed by the Committee. The Audit and Compliance Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC, as well as PwC’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its integrated audit of our fiscal 2018 consolidated financial statements and the effectiveness of internal control over financial reporting.

As part of fulfilling its responsibilities, the Audit and Compliance Committee reviewed and discussed the audited consolidated financial statements for 2018 with management and discussed with our independent auditors those matters required to be discussed by Accounting Standard 1301, “Communications with Audit Committee,” as adopted by the PCAOB. The Audit and Compliance Committee received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit and Compliance Committee and discussed that firm’s independence with representatives of the firm. The Audit and Compliance Committee also monitored the services provided by the independent auditors, pre-approved all audit-related services, discussed with PwC the effect of the non-audit services performed on auditor independence, and concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in conducting its auditing functions.

Based upon the Audit and Compliance Committee’s review of the audited consolidated financial statements and its discussions with management and our independent auditors, the Audit and Compliance Committee recommended that the Board include the audited consolidated financial statements for the fiscal year ended December 31, 2018 in our Annual Report on Form 10-K filed with the SEC.

This report is submitted on behalf of the members of the Audit and Compliance Committee:

Michael G. Rippey, Chairman

Arthur F. Anton

Howard L. Goldstein

Ralph M. Della Ratta

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has selected Grant Thornton, an independent registered public accounting firm, as its independent auditors for 2019. The decision to select Grant Thronton was made by the Audit and Compliance Committee. The Company retained PwC, an independent registered public accounting firm, as its independent auditors for 2018.

The Company does not expect that a representative of either PwC or Grant Thornton will be present at the Annual Meeting and, as a result, neither a representative of PwC or Grant Thornton will be available to respond to questions or make a statement.

Audit Fees.    Aggregate fees for professional services rendered by PwC for the audit of our annual financial statements and for its review of the financial statements included in our Forms 10-Q, were $1,071,453 for 2018 and $1,034,108 for 2017. Services performed in 2018 and 2017 include the audit of our annual financial statements, the internal control attestations required under the Sarbanes-Oxley Act, and the quarterly reviews of the financial statements included in our Forms 10-Q.

Audit-Related Fees.    Aggregate fees for assurance and related services by PwC that were reasonably related to the performance of the audit or review of our financial statements and which were not reported under “Audit Fees” above were both $0 in 2018 and 2017.

Tax Fees.    Aggregate fees for federal and state tax services. There were no tax fees paid to PwC in 2018 or 2017.

All Other Fees.    There were no other fees paid to PwC in 2018 or 2017.

Pre-Approval Policy.    All services listed above were pre-approved by the Audit and Compliance Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit and Compliance Committee Charter provides for pre-approval by the Audit and Compliance Committee of non-audit services provided by PwC.

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 3, 2018, the Audit and Compliance Committee dismissed PwC as the Company's independent registered public accounting firm upon completion of the audit of the Company’s consolidated financial statements for the year ending December 31, 2018.

PwC's audit reports on the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2016 and 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of PwC on the effectiveness of internal control over financial reporting as of December 31, 2016 and 2017, respectively, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2016 and 2017, and in the subsequent interim period through December 3, 2018, there were (i) no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and (ii) no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided PwC with a copy of the disclosures made in a Current Report on Form 8-K filed on December 7, 2018 (the “Report”) prior to the time the Report was filed with the SEC. The Company requested that PwC furnish a letter addressed to the SEC stating whether or not it agrees with the statements made in the Report. A copy of PwC's letter dated December 7, 2018 was attached as Exhibit 16.1 to the Report.

On December 3, 2018, the Audit Committee engaged Grant Thornton to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

During the fiscal years ended December 31, 2016 and 2017, and the subsequent interim period through December 3, 2018 (the date of the engagement of Grant Thornton), neither the Company nor anyone acting on its behalf has consulted with Grant Thornton with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF

THE COMPANY’S INDEPENDENT AUDITORS

Shareholder ratification of the selection of Grant Thornton as the Company’s independent auditors is not required by the Company’s Amended and Restated Code of Regulations or otherwise. However, the Board is submitting the selection of Grant Thornton to the shareholders for ratification. If the shareholders do not ratify the selection, the Audit and Compliance Committee will reconsider whether or not to retain the firm. In such event, the Audit and Compliance Committee may retain Grant Thornton, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without resubmitting the matter to the shareholders. Even if the selection is ratified, the Audit and Compliance Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The proposal regarding the ratification of Grant Thornton as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of Common Stock having voting power present in person or by proxy at the Annual Meeting. As a result, abstentions will have the same effect as a vote cast against the proposal. Proposal Two is a routine matter and a broker or other financial institution that holds your shares in its name may vote your shares with respect to this proposal if you do not provide it with voting instructions. Accordingly, there should be no broker non-votes with respect to this proposal. As an advisory vote, the ratification of Grant Thornton as our independent registered public accounting firm is not binding on the Company.

The Board recommends a vote “FOR” the ratification of the selection of Grant Thornton as the Company’s independent auditors for the year ending December 31, 2019.

PROPOSAL THREE

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A(a)(1) under the Exchange Act, shareholders are entitled to an advisory vote at the Annual Meeting on the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. We are currently conducting say-on-pay votes every year, and will hold the next say-on-pay vote in connection with our 2020 Annual Meeting. Our shareholders supported the annual frequency of our say-on-pay vote as their preference based on the results of the advisory say-on-pay frequency vote held at our 2017 Annual Meeting.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to support our long-term business strategy and link our executives’ interests with those of our shareholders. We designed the compensation program to, among other things, provide incentives for executives to help us achieve business objectives and give the Compensation Committee the flexibility necessary to reward executives for achieving such objectives.

Accordingly, shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, the shareholder vote on named executive officer compensation is not binding on the Company or the Board. Although the shareholder vote on executive compensation is not binding on the Company, the Board and the Compensation Committee will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

The proposal regarding the resolution approving named executive officer compensation requires the affirmative vote of a majority of the holders of the shares of Common Stock having voting power present or by proxy at the Annual Meeting. As a result, abstentions will have the same effect as a vote cast against the proposal, but broker non-votes will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless specifically provided otherwise in such filing.

OTHER MATTERS

The Board of the Company is not aware of any matter other than listed in the Notice of Meeting that is to be presented for action at the meeting. If any of the Board’s nominees is unavailable for election as a Director or for good cause will not serve, or if any other matter should properly come before the meeting or any adjournments thereof, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

SHAREHOLDER PROPOSALS

The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2020 Annual Meeting of Shareholders is expected to be November 26, 2019.

Shareholder nominations of a person for possible election as a Director for our 2020 Annual Meeting of Shareholders must be received by the Company not later than December 26, 2019, and must be in compliance with applicable laws and regulations and the requirements set forth in our Amended and Restated Code of Regulations.

Proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board may recommend at our 2020 Annual Meeting of Shareholders if a shareholder raises a proposal which is not to be included in our proxy materials for such meeting and we do not receive proper notice of such proposal at our principal executive offices by February 9, 2020. If notice of any such proposal is timely received, the proxy holders may exercise discretionary authority with respect to such proposal only to the extent permitted by applicable SEC rules. Such proposal must in any circumstance be, under applicable law, an appropriate subject for shareholder action in order to be brought before the meeting.

Any such proposals should be sent in care of the Corporate Secretary at our principal executive offices.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2018, including our consolidated financial statements and the report thereon of PricewaterhouseCoopers LLP, is being mailed to shareholders with the Notice of the Annual Meeting and Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 2, 2019

This Proxy Statement is available free of charge on the Investor Relations section of our website through the “SEC Filings” link at (http://ir.olysteel.com/SEC_Filings). Our Annual Report for the year ended December 31, 2018 is available free of charge on the Investor Relations section of our website through the “Annual Reports” link and at the following cookie-free site:

(http://ir.olysteel.com/Proxy_Statements)

By Order of the Board of Directors
/s/ Christopher M. Kelly
Christopher M. Kelly
Secretary
March 25, 2019

OLYMPIC STEEL VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m. Eastern Daylight Time, on May 2, 2019.

Online
Go to **www.investorvote.com/ZEUS** or scan the QR code — login details are located in the shaded bar below.

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees in Item 1 and FOR Items 2 and 3.

1. Election of four Directors:

01 - Michael D. Siegal
02 - Arthur F. Anton
03 - Michael G. Rippey
04 - Richard T. Marabito

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04
☐	☐	☐	☐

	For	Against	Abstain
2. Ratification of the selection of Grant Thornton LLP as independent auditors for 2019.	☐	☐	☐
3. Approval, on an advisory basis, of Olympic Steel, Inc.'s named executive officer compensation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

030I7B

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Proxy — OLYMPIC STEEL, INC.

This Proxy is Solicited by the Board of Directors

At the Annual Meeting of Shareholders of OLYMPIC STEEL, INC. to be held on May 2, 2019, and at any adjournment, MICHAEL D. SIEGAL and DAVID A. WOLFORT, and each of them, with full power of substitution and resubstitution, are hereby authorized to represent me and vote all my shares of the following matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement, the receipt of which is acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign, date and return this proxy card. Unless otherwise specified on the reverse side, this proxy will be voted FOR the election as Directors of all the nominees under Proposal 1, FOR Proposal 2 and FOR Proposal 3. The Proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee herein becomes unavailable to serve or for good cause will not serve, and in their best judgement on any other matters that may properly come before the Annual Meeting and any adjournments thereof.

PLEASE DATE, SIGN, AND RETURN IN THE ENCLOSED ENVELOPE — NO POSTAGE NECESSARY.

(Continued and to be signed on reverse side)

C Non-Voting Items

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Comments – Please print your comments below.